THIS AGREEMENT MADE THIS 12 DAY OF August, 2005

BETWEEN

Quest Canada Corp.

(the "Company")

AND

TransAction Oil & Gas Ventures Inc.

(the "Operator")

WHEREAS THE Company hereby engages the services of the Operator and the Operator agrees to provide services to the Company as described on Schedule A attached hereto. (collectively the "Services")

AND IN CONSIDERATION of the performance by the Operator of the Services under this Agreement the Company agrees to compensate the Operator for its time, material and Services in accordance with the terms outlined in Schedule B.

This Agreement covers Services rendered by the Operator covering the drilling of a test well on the prospects as outlined in Schedule C, including all follow up wells. This Agreement may be terminated at any time by either party for breach or neglect of duty by the other, which is not remedied within 30 days after written notice by either party. No termination shall prejudice the Operator's rights to payments for Services completed prior to the effective date of termination.

All services shall be performed under this Agreement by the Operator in its capacity as an independent contractor and not as an employee of the Company. The Operator shall supervise the performance of its Services and shall be entitled to control the manner and means by which it's Services are to be performed subject to compliance with the Agreement.

The Operator acknowledges that in the course of this Agreement it shall have access to confidential and proprietary information of the Company which the Company will make available to the Operator or which will come into possession of the Operator in carrying out its Services ("Confidential Information") and Operator agrees not to disclose or disseminate the Confidential Information without the express prior written consent of the Company. The "Confidential Information" shall not include such information as is or becomes part of the public domain through no action of omission of the Operator, which becomes available to the Operator from third parties without knowledge by the Operator, of any breach of fiduciary duty, or which the Operator had in its possession prior to the date of this Agreement.

All notices under this Agreement shall be sent by first class mail, overnight courier or confirmed email to the addresses specified below:

To Company:	To Operator:
Quest Canada Corp.	TransAction Oil & Gas Ventures Inc.
Suite 1650, 1188 W. Georgia St.	445, 708 - 11 Avenue SW
Vancouver, B.C.	Calgary, AB
V6E 4A2	T2R 0E4
Attention: Cameron King	Attention: Herb Miller
Phone: 1-866-264-7668	Phone: 403-263-9270
Fax: 1-800-868-0402	Fax: 403-266-4259
Email: cking@questoil.com	Email: miller@taog.ca

This is the complete Agreement and supersedes all prior and contemporaneous understandings relating to the subject matter thereof, may not be amended or modified except in writing and shall be governed by the laws of Alberta, Canada.

Quest Canada Corp.
By:
Cameron King
President and CEO

TransAction Oil & Gas Ventures Inc.

By: _____________________
Herb Miller, P. Geol
President

TA-155

SCHEDULE A

(made part of an Agreement between Quest Canada Corp., and TransAction Oil & Gas Ventures Inc. dated August 12, 2005.)

The Operator will provide all the services normally expected of an operator under CAPL, in the preparation for, design, coordination, drilling and abandonment or completion of specified wells to be drilled on behalf of the Company, including but not limited to the following:
a)	Land

i)	Secure surface lease and survey
ii)	Road and Lease construction
b)	Engineering & Geological

i)	provide geological prognosis
ii)	design drilling program
iii)	design completion program

c)	Program Management

i)	Oversee land services
ii)	Secure AEUB drilling licence
iii)	Acquire well insurance
iv)	Contract all drilling and completion services
v)	Engage and oversee wellsite supervision and operation
vi)	Provide formation evaluation (logs, cores, dst) and provide recommendation as to further action (testing, run casing, abandon, etc)
vii)	Prepare and submit all required AEUB reporting
viii)	Regular reporting to partners

d)	Production

i)	as the well operator, we are prepared to tie-in and produce the well and market production under a separate agreement, to be mutually agreed upon by both parties.

SCHEDULE B

(made part of an Agreement between Quest Canada Corp., and TransAction Oil & Gas Ventures Inc. dated August 12, 2005.)

In consideration of the services provided, the Operator will be compensated as follows:

a)
The Operator will be paid for his services as a project manager and responsible operator through a fee amounting to a 12½% surcharge on the AFE, including overhead charges in accordance with CAPL guidelines.

b)	The Operator will be assigned and granted a 5 percent carried working interest (CWI) in the initial well (and any follow up wells) under the following terms.
i)	The CWI will be exempt from all capital requirements.
ii)	Revenues to the CWI will commence on first production and be net of all royalties and operating expenses.
iii)	The CWI will apply over the entire life of the well, from spudding of well, during production and through abandonment and restoration of the lease.
iv)	Any expenses in a given month which exceeds the revenue for that month may be carried forward until accounted for.

SCHEDULE C
(Prospects to Be Drilled)

(made part of an Agreement between Quest Canada Corp., and TransAction Oil & Gas Ventures Inc. dated August 12, 2005.)

Prospect: Empress
Well: TransAction et al Empress 12-15-24-2 W4M

Note :	Schedule C to include all additional lands related to the above prospects, acquired or farmed-in with in 6 mile radius of initial well.